Exhibit 3.3
                                   -----------

                            AMENDMENT OF ARTICLES OF

                         COLUMBINE FINANCIAL CORPORATION


     1. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

                                    ARTICLE I

          The name of this corporation is Synthonics Technologies, Inc.

     2. The foregoing amendment of Articles of Incorporation was duly approved and adopted by the Corporation's Board of Directors on August 14, 1996.

     3. The foregoing amendment of Articles of Incorporation has been duly approved and adopted by the shareholders, in accordance with the Utah Corporations Code. The number of outstanding shares of the Corporation is 15,283,442. The number of votes entitled to be cast is 15,283,442. The total number of votes indisputably represented and cast for the amendment is 9,490,835. The number of votes cast for the amendment is sufficient for approval.

     IN WITNESS WHEREOF, I certify that the matters set forth in this certificate are true and correct.

Date:  September 3, 1996


                                                  /S/ Charles S. Palm
                                                  ---------------------------
                                                  Charles S. Palm
                                                  President


[Stamp of receipt of the Utah Division of Corporations and Commercial Code dated September 16, 1996, appears here]